Exhibit 99.4

QUESTIONS AND ANSWERS

6.00% SERIES E CONVERTIBLE UNSECURED SUBORDINATED DEBENTURES DUE JANUARY 31, 2025
CUSIP: 04878QAT0 / ISIN: CA04878QAT00

The following are some questions that you, as a holder of the 6.00% Series E convertible, unsecured subordinated debentures (the "Convertible Debentures") of Atlantic Power Corporation ("Atlantic Power" or the "Company"), may have regarding the proposed transaction involving, among others, Atlantic Power and I Squared Capital Advisors (US) LLC ("I Squared Capital"). You are urged to carefully read the accompanying Notice to Debentureholders and the management information circular of Atlantic Power dated March 2, 2021, a copy of which is available on SEDAR at www.sedar.com and on Atlantic Power's website, because the information set out below does not contain all of the information that might be important to you with respect to the proposed transaction and the treatment of your Convertible Debentures.

Capitalized terms used in this document which are not otherwise defined shall have the meanings ascribed thereto in the trust indenture dated December 17, 2009, as supplemented by the fourth supplemental indenture dated November 29, 2012 and the seventh supplemental indenture dated January 29, 2018 (collectively, the "Indenture") governing the Convertible Debentures.

Q:	What is the proposed transaction involving Atlantic Power and I Squared Capital?

A:

On January 14, 2021, Atlantic Power announced that it, along with certain of its subsidiaries, had entered into a definitive agreement with certain affiliates (the "Purchasers") of infrastructure funds managed by I Squared Capital to take Atlantic Power private.

Under the terms of an arrangement agreement dated January 14, 2021, as amended on April 1, 2021 and April 29, 2021, between Atlantic Power, Atlantic Power Preferred Equity Limited ("APPEL"), Atlantic Power Limited Partnership and the Purchasers (the "Arrangement Agreement"), the Purchasers will directly or indirectly acquire all of the outstanding common shares of the Company (the "Common Shares") for US$3.03 in cash per Common Share and all of the outstanding preferred shares of APPEL (the "Preferred Shares") will be transferred to APPEL for C$22.00 in cash per Preferred Share pursuant to a plan of arrangement under the Business Corporations Act (British Columbia) (the "Proposed Transaction"). The Proposed Transaction has been approved by the holders of Common Shares and Preferred Shares and the closing of the Proposed Transaction (the "Closing") is expected to occur on or about May 14, 2021.

Q:	Is the Conversion Price of the Convertible Debentures "in the money"?

A:

The Conversion Price for each Common Share to be issued upon the conversion of the Convertible Debentures is C$4.20 per Common Share. Therefore, the Conversion Price is not currently "in the money" prior to giving effect to the Make Whole Premium as it is less than the current trading price of Atlantic Power's common shares on the Toronto Stock Exchange and New York Stock Exchange.

However, in connection with a Cash Change of Control such as the Proposed Transaction, each Debentureholder is entitled to receive, in addition to the number of Common Shares that such Debentureholder is entitled to receive upon the conversion of the Convertible Debentures into Common Shares at the Conversion Price, an additional number of Common Shares per C$1,000 principal amount Convertible Debentures equal to the Make Whole Premium (the "Make Whole Premium Shares").

Assuming the Proposed Transaction closes on May 14, 2021 in accordance with the terms of the Arrangement Agreement and based on a USD/CAD daily exchange rate of US$1 = C$1.2292, being the rate quoted by the Bank of Canada on April 29, 2021, the eleventh trading day before May 14, 2021 (the "Exchange Rate"), upon the conversion of the Debentures, each C$1,000 principal amount of Convertible Debentures will be entitled to receive 238.0952 Common Shares plus an additional 37.6857 Common Shares constituting the Make Whole Premium Shares. As a result, the effective Conversion Price for a holder converting their Debentures in connection with the Proposed Transaction is approximately C$3.63 per Common Share (being a conversion ratio of approximately 275.7809 Common Shares for each C$1,000 principal amount of Convertible Debentures so converted) and the Conversion Price is "in the money".

Q:	How can holders of Convertible Debentures receive the Make-Whole Premium?

A:

In order to receive the value represented by the Make Whole Premium, Debentureholders must convert their Convertible Debentures within the period beginning on the day that is 10 trading days prior to Closing and continuing for 30 calendar days following the delivery of the Change of Control Notice on Closing (the "Make Whole Conversion Period").

Debentureholders who convert their Convertible Debentures unconditionally or conditionally prior to 4:00 pm (Toronto time) on May 11, 2021 (the "Conversion Deadline") will participate in the Proposed Transaction as holders of Common Shares and receive: (i) US$3.03 per Common Share issued on conversion of the Convertible Debentures; (ii) US$3.03 per Make Whole Premium Share issuable pursuant to the Indenture, conditional upon Closing; and (iii) accrued and unpaid interest from and including the most recent Interest Payment Date to, but excluding, the Date of Conversion, payable in Canadian dollars (the "Transaction Consideration"). In lieu of issuing fractional Common Shares to Debentureholders, each such Debentureholder will be entitled to receive a cash amount in Canadian dollars equivalent to the product of (i) US$3.03 per Common Share issued on conversion of the Convertible Debentures and (ii) any such fraction of a Common Share which such Debentureholder would otherwise be entitled to receive upon conversion of their Convertible Debentures, and calculated on the basis of the Exchange Rate.

Debentures converted after the Conversion Deadline but prior to the expiry of the Make Whole Conversion Period will not participate in the Proposed Transaction as a holder of Common Shares but instead will receive the Canadian dollar equivalent of the Transaction Consideration being: (i) C$3.72 per Common Share issuable on conversion of the Convertible Debentures; (ii) C$3.72 per Make Whole Premium Share issuable pursuant to the Indenture; and (iii) accrued and unpaid interest from and including the most recent Interest Payment Date to, but excluding, the Date of Conversion, payable in Canadian dollars.

Registered holders of Convertible Debentures may convert all or part of their Convertible Debentures by duly completing and signing the conversion form (the "Conversion Notice") attached to the Indenture and delivering the Conversion Notice, together with the Convertible Debenture(s) that are the subject of the conversion, to Computershare Trust Company of Canada ("Computershare") at Computershare's offices located at 100 University Avenue, 8th Floor, Toronto, Ontario. Registered holders of Convertible Debentures who wish to convert their Convertible Debentures prior to the Conversion Deadline and conditional upon the Closing of the Proposed Transaction must complete and sign the conditional conversion notice (the "Conditional Conversion Notice") available by contacting Computershare at 1-800-564-6253, and delivering it to Computershare prior to the Conversion Deadline at Computershare's offices located at 100 University Avenue, 8th Floor, Toronto, Ontario.

As of the date hereof, all of the Convertible Debentures are registered in the name of a nominee of CDS. As a result, you are likely a non-registered beneficial holder of Convertible Debentures.

Beneficial holders who hold their Convertible Debentures through a broker, nominee or intermediary and who wish to convert should provide such instructions to their broker, nominee or intermediary, as applicable. Beneficial holders who wish to convert their Convertible Debentures prior to the Conversion Deadline and conditional upon the Closing of the Proposed Transaction should follow the instructions provided by their broker, nominee or intermediary in that regard. CDS may impose a deadline earlier than the Conversion Deadline for beneficial holders wishing to convert their Convertible Debentures prior to the Conversion Deadline and conditional upon Closing of the Proposed Transaction. Such beneficial holders should consult their brokers, nominees or intermediaries, as applicable, as soon as possible for assistance regarding converting their Convertible Debentures to ensure that their conversion request is received by Computershare by 4:00 p.m. (Toronto time) on May 11, 2021.

Q:	What happens if I unconditionally convert my Convertible Debentures prior to the Conversion Deadline and the Proposed Transaction does not close?

A:	If you unconditionally convert your Convertible Debentures in advance of the Conversion Deadline and the Closing does not occur, your Convertible Debentures will be converted into Common Shares at a price equal to the Conversion Price under the Indenture, being C$4.20, and you will have no entitlement to any Make Whole Premium Shares. As noted above, the Conversion Price is not currently “in the money” prior to giving effect to the Make Whole Premium, as it is less than the current trading price of the Common Shares on the Toronto Stock Exchange and New York Stock Exchange.

Q:	What happens if I conditionally convert my Convertible Debentures prior to the Conversion Deadline and the Proposed Transaction does not close?

A:	If you conditionally convert your Convertible Debentures in advance of the Conversion Deadline and the Closing does not occur, your conditional conversion will be considered to be null and void and your Convertible Debentures will not be converted.

Q:	What happens to my Convertible Debentures if my Conversion Notice or Conditional Conversion Notice is not received by Computershare prior to the Conversion Deadline?

A:

If your Conversion Notice or Conditional Conversion Notice is not received by Computershare prior to the Conversion Deadline, your Convertible Debentures will be defeased pursuant to the terms of the Indenture.

In connection with the defeasance, Atlantic Power will deposit either an amount in cash in Canadian dollars, or direct obligations of (or obligations guaranteed by) the Government of Canada, with Computershare in trust for and on behalf of holders that have not converted their Convertible Debentures prior to the Conversion Deadline. The amount deposited will be sufficient to pay, satisfy and discharge the entire amount of principal, premium and interest to, but excluding, the first redemption date of January 31, 2023, or the amount payable upon conversion or otherwise, as the case may be, including the maximum amount that may be payable as a Make Whole Premium.

Q:	Will the Common Shares and Convertible Debentures be delisted? Will the Company cease reporting in connection with the Closing?

A:	Yes. Atlantic Power expects to de-list the Convertible Debentures and the Common Shares from the Toronto Stock Exchange and to de-list the Common Shares from the New York Stock Exchange, effective as of Closing or shortly thereafter. Atlantic Power intends to apply to Canadian securities regulators to cease being a reporting issuer, or to be exempt from its reporting obligations as a Canadian reporting issuer. Atlantic Power also intends to file to deregister under the U.S. Securities Exchange Act of 1934.

Q:	What are the Canadian tax consequences if I convert prior to the Conversion Deadline? What if I do not convert prior to the Conversion Deadline?

A:	Please see the section in the Notice to Debentureholders entitled "Certain Canadian Federal Income Tax Considerations" for further details.

Q:	Can I convert my Convertible Debentures after the Conversion Deadline?

A:

Yes, you will continue to have the right to convert your Convertible Debentures into the Canadian dollar equivalent of the Transaction Consideration until the expiry of the Make Whole Conversion Period.

If you convert your Convertible Debentures after the expiry of the Make Whole Conversion Period, you will receive a cash amount equal to C$3.72 in lieu of each Common Share that was previously issuable under the Indenture (representing the Canadian dollar equivalent of US$3.03 per Common Share based on the Exchange Rate and excluding the Canadian dollar equivalent of the Make Whole Premium Shares issuable prior to the expiry of the Make Whole Conversion Period), plus accrued and unpaid interest from and including the most recent Interest Payment Date to, but excluding, the Date of Conversion.

If you do not convert your Convertible Debentures prior to the expiry of the Make Whole Conversion Period, the Conversion Price of your Convertible Debentures will be "out-of-the-money", as you will no longer be entitled to receive the Canadian dollar equivalent of the Make Whole Premium Shares following the expiry of the Make Whole Conversion Period.

Q:	If I convert during the Make Whole Conversion Period, when will I receive the Transaction Consideration or the cash amount equivalent to the Transaction Consideration?

A:

If you convert your Convertibles Debentures prior to the Conversion Deadline, you will receive the Transaction Consideration as soon as practicable following Closing.

If you convert your Convertibles Debentures after the Conversion Deadline during the Make Whole Conversion Period, you will receive the cash amount in Canadian dollars equivalent to the Transaction Consideration as soon as practicable after you have completed the conversion.

Q:	Will I still get regular interest payments if I do not convert my Convertible Debentures during the Make Whole Conversion Period?

A:

Yes, you will continue to receive interest earned on the principal amount of any unconverted Convertible Debentures held for the period up to, but excluding, the earlier of (i) the date on which you convert your Convertible Debentures, and (ii) the date on which the Convertible Debentures are redeemed in accordance with their terms.

Following the defeasance, the Company intends to redeem the Convertible Debentures at par on January 31, 2023 and the Convertible Debentures will continue to bear interest at a rate of 6.00% per annum, payable semi-annually in arrears, up to, but excluding, January 31, 2023.

Q:	Will Atlantic Power be required to repurchase my Convertible Debentures in connection with the Proposed Transaction?

A:	Yes. In addition to the right to convert their Convertible Debentures and receive the Transaction Consideration (or, following Closing and prior to the expiry of the Make Whole Conversion Period, a cash amount in Canadian dollars equivalent to the Transaction Consideration) as described above, following Closing, Debentureholders will also have the right to require the Company to purchase their Convertible Debentures at a price equal to 100% of the principal amount thereof plus accrued and unpaid interest to the date of purchase (the "Put Right"). The Put Right will be exercisable 30 calendar days following the delivery of the Change of Control Notice to Debentureholders on Closing. Debentureholders that exercise the Put Right will not receive the Transaction Consideration. Atlantic Power will provide more details on the exercise of the Put Right in a separate notice to Debentureholders once the Closing has occurred.

Q:	Who can I contact if I have more questions?

A:

Atlantic Power recommends that you read the information contained in the accompanying Notice to Debentureholders dated April 29, 2021 and the management information circular of Atlantic Power dated March 2, 2021.

You should contact Computershare at 1-800-564-6253 or Kingsdale Advisors, the Information Agent retained by Atlantic Power, with any questions or requests for assistance you might have at 1-866-229-8263.